Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports First Quarter 2012
Financial Results

BEDFORD, MASS. – April 27, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, today reported financial results for its first quarter ended March 31, 2012.

Revenues for the first quarter of 2012 were $5.7 million, a decrease of 10% compared to $6.4 million in the same quarter last year. Net income for the first quarter of 2012 was $1.1 million, or $0.05 per diluted share. These results compared to net income of $590,000, or $0.03 per diluted share, for the same period a year ago.

Additional information regarding first quarter financial results is presented below:

Product revenue declined from $5.1 million in the first quarter of 2011 to $4.6 million this quarter. The decrease was due to a $0.9 million decrease in DSL service assurance hardware revenue and a $0.5 million decrease in DSL service assurance software revenue.  Revenue decreases from these products were partially offset by a $0.9 million increase in biometrics and imaging software revenue.

The decrease in hardware revenue was mainly attributable to our decision in January 2012 to shutdown our DSL service assurance hardware product line. The decrease in DSL service assurance software revenue was primarily due to a decline in revenue from the sale of our LDP software. The increase in biometrics and imaging software revenue was primarily due to a strong quarter by our biometrics and imaging group that was driven by several larger-sized license transactions.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2012 Financial Results	Page 2

Services revenue declined from $829,000 in the first quarter of 2011 to $693,000 million this quarter. The decrease was primarily due to lower revenue from the sale of biometrics engineering services.

Royalties increased from $451,000 in the first quarter of 2011 to $491,000 this quarter.  The increase was due to higher royalties reported to us by one of our DSL chip licensees.

Spending declined from $5.8 million in the first quarter of 2011 to $4.7 million this quarter. The $1.1 million spending decrease was primarily the result of: i) lower hardware cost of goods sold on lower hardware sales; ii) lower expenses in our DSL service assurance engineering organization; and iii) lower CEO related expenses because our former CEO, who resigned on April 1, 2011, was replaced with existing members of senior management.

We had 74 full time employees at March 31, 2012, which was down from 77 heads at the end of last quarter.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “This was the third consecutive quarter that net income was approximately $1.0 million or more.  Net income of $1.1 million this quarter was driven by a transition towards Aware becoming primarily a software company as well as lower expenses.  Cash and investments grew by $1.7 million to $49.0 million.”

As we previously disclosed, our board of directors has been considering strategic options with respect to the monetization of a significant portion of our patent portfolio.  On April 27, 2012, we filed a Form 8-K with the Securities and Exchange Commission that reports we have entered into an agreement for a significant sale of patents.  The sale is subject to customary closing conditions and any required regulatory approvals. We expect to be able to use our deferred tax assets to substantially or completely offset taxable income attributable to this transaction.  We intend to continue to pursue patent monetization alternatives for certain other patents remaining in our patent portfolio. We are unable to predict the size or the timing of any future potential transactions involving such patents or whether such transactions will be completed.

We believe that the sale of these patents will have no material impact on our biometrics and imaging and DSL service assurance product lines, which will continue after the patent sale.

Aware, Inc. Reports First Quarter 2012 Financial Results	Page 3

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, the growth of the DSL service assurance and biometrics markets, and our ability to use our deferred tax assets to offset taxable income. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance software products face intense competition; and our DSL service assurance hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. Further, there can be no assurance as to the timing of a possible transaction with respect to our patent portfolio or whether such a transaction will be completed. Completion of the significant patent sale referred to in this press release is subject to certain closing conditions.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2012 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenue:
Product sales	$4,550	$5,078
Services	693	829
Royalties	491	451
Total revenue	5,734	6,358

Costs and expenses:
Cost of product sales	460	1,220
Cost of services	356	357
Research and development	1,753	1,961
Selling and marketing	1,138	1,051
General and administrative	985	1,197
Total costs and expenses	4,692	5,786

Income from operations	1,042	572
Other income	26	-
Interest income	52	20

Income before provision for income taxes	1,120	592
Provision for income taxes	2	2

Net income	$1,118	$590

Net income per share – basic	$0.05	$0.03
Net income per share – diluted	$0.05	$0.03

Weighted average shares – basic	20,724	20,219
Weighted average shares - diluted	20,928	20,828

Aware, Inc. Reports First Quarter 2012 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and investments	$48,990	$47,304
Accounts receivable, net	3,448	3,546
Inventories, net	421	547
Property and equipment, net	6,156	6,232
Other assets, net	261	222

Total assets	$59,276	$57,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,725	$2,814
Long-term deferred revenue	370	462
Total stockholders’ equity	56,181	54,575

Total liabilities and stockholders’ equity	$59,276	$57,851

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com